EXHIBIT 4.3
AMENDMENT NO. 2 TO RIGHTS AGREEMENT
This AMENDMENT NO. 2 to the Rights Agreement (this “Amendment”), is entered into by and between Valeant Pharmaceuticals International, a Delaware corporation (the “Corporation”), and American Stock Transfer & Trust Company, as Right Agent (the “Rights Agent”).
     WHEREAS, the Corporation and the Rights Agent are parties to that certain Rights Agreement dated as of November 2, 1994, as amended by Amendment No. 1 to the Rights Agreement dated as of October 5, 2004 (“Amendment No. 1” and as so amended by Amendment No. 1, the “Rights Agreement”)
     WHEREAS, the Rights Agreement contains terms defining an Acquiring Person;
     WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interest of the Corporation and it stockholders to amend the Rights Agreement to change such terms as set forth herein and the Rights Agent has agreed to such amendment;
     WHEREAS, the Board of Directors of the Corporation has authorized and adopted this Amendment at a meeting of directors duly called and held;
     WHEREAS, pursuant to Section 26 of the Rights Agreement, the Rights Agreement may be amended as set forth herein without the approval of the Rights Agent and the Rights Agent shall execute such an amendment upon receipt of a certificate from an appropriate officer of the Corporation that states that such amendment is in compliance with Section 26;
     WHEREAS, unless otherwise defined in this Amendment, capitalized terms used herein shall have the meanings given to them in the Rights Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:
1. Section 1(a) of the Rights Agreement is amended so that each reference to “the Beneficial Owner of 15% or more of the then outstanding shares of Common Stock” in the definition of “Acquiring Person” shall read “the Beneficial Owner of 15% or more (or if such Person is an Institutional Investor, 20% or more) of the then outstanding shares of Common Stock”.
2. Section 1 is amended so as to add the following definition of “Exchange Act” as Section 1(i) after “Distribution Date”, and renumbering the definitions that follow the definition of “Exchange Act”:
“(i) Exchange Act shall mean the Securities Exchange Act of 1934, as amended.”

3. Section 1 is amended so as to add the following definition of “Institutional Investor” as Section 1(k) after the definition of “Final Expiration Date”, and renumbering the definitions that follow the definition of “Institutional Investor”:
“(k) Institutional Investor shall mean a Person who is principally engaged in the business of managing investment funds and is the Beneficial Owner of shares of Common Stock acquired pursuant to investment activities undertaken in the ordinary course of such Person’s business, so long as such Person, without the prior approval of the Board of Directors of the Corporation, does not (i) make or in any way participate in any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or attempt to advise or influence any person with respect to the voting of, any voting securities of the Corporation, or publicly announce any intention with respect to any of the foregoing, (ii) make any public announcement with respect to a proposal for, or offer of any merger, business combination, tender offer, exchange offer, recapitalization, reorganization, purchase of a material portion of the assets or properties of the Corporation or other similar extraordinary transaction involving the Corporation or its securities, or (iii) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with respect to any securities of the Corporation or otherwise in connection with any of the foregoing.”
4. Clause (y) of Section 23(a)(ii) is amended and restated in its entirety as follows:
“(y)(aa) if and for so long as the Acquiring Person is not thereafter the Beneficial Owner of 15% (or in the case of an Institutional Investor, 20%) of the shares of Common Stock and (bb) at the time of redemption no other Persons are Acquiring Persons.”
5. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as previously amended by Amendment No. 1 and as amended hereby.
6. Except as modified by this Amendment, the Rights Agreement, as previously amended by Amendment No. 1, shall remain in full force and effect without any modification. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective when executed and delivered by the Corporation and the Rights Agent.
7. Except as and to the extent expressly modified by this Amendment, the Rights Agreement, as previously amended by Amendment No. 1, and the exhibits thereto, shall remain in full force and effect in all respects. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement, as previously amended by Amendment No. 1, and the exhibits thereto, the provisions of this Amendment shall govern.
8. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
9. The Corporation certifies to the Rights Agent that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement, and that the Rights Agent is entitled to rely upon such certification.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.
VALEANT PHARMACEUTICALS INTERNATIONAL

By:		/s/ J. Michael Pearson
	Name:	J. Michael Pearson
	Title:	Chairman and Chief Executive Officer
AMERICAN STOCK TRANSFER & TRUST COMPANY

By:		/s/ Herbert J. Lemmer
	Name:	Herbert J. Lemmer
	Title:	Vice President

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